Exhibit 10.50

Portions of this exhibit marked [*] are requested to be treated confidentially.

CO-PROMOTION AGREEMENT

This CO-PROMOTION AGREEMENT (this “Agreement”), dated March 2, 2005, is entered into by and between SALIX PHARMACEUTICALS, INC., a California corporation (“Salix”) and ALTANA PHARMA US, INC., a Delaware corporation (“Altana”).

WHEREAS, Salix owns, develops, markets and manufactures rifaximin, an antibiotic marketed and sold under the name “Xifaxan™” (the “Product”), the initial indication for which is the treatment of patients, twelve (12) years of age and older, with travelers’ diarrhea caused by non-invasive strains of Escherichia coli;

WHEREAS, Altana has significant experience in the marketing and promotion of prescription pharmaceutical products; and

WHEREAS, each of Salix and Altana wish to collaborate with the other on the terms and conditions set forth herein to optimize the sales of the Product in the Territory (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION; TERM

1.1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Act” means the Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations, guidelines and requirements of the FDA (as hereinafter defined) as may be in effect from time to time.

“Adverse Event” means the development of an undesirable medical condition or the deterioration of a pre-existing medical condition following or during exposure to the Product, whether or not considered causally related to the Product, the exacerbation of any pre-existing condition occurring during the use of the Product, or any other adverse experience or adverse drug experience described in the FDA’s Investigational New Drug safety reporting and NDA (as hereinafter defined) postmarketing reporting regulations, 21 C.F.R. 312.32 and 314.80, respectively, as they may be amended from time to time. For purposes of this Agreement, “undesirable medical condition” shall include symptoms (e.g. nausea, chest pain), signs (e.g. tachycardia, enlarged liver) or the abnormal results of an investigation (e.g. laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose, sensitivity reactions or failure of the Product to exhibit its expected pharmacological/biologic effect.

“Affiliate” means, with respect to either Party (as hereinafter defined) to this Agreement, any Person (as hereinafter defined) that Controls (as hereinafter defined), is Controlled by or is under common Control with such Party.

“Altana” means Altana Pharma US Inc., a Delaware corporation, a wholly owned subsidiary of Altana Pharma AG, a German company.

“Altana Target Physicians” means physicians and other practitioners licensed to prescribe pharmaceutical products, other than those physicians and other practitioners that are Salix Target Physicians.

“Applicable Laws” means all federal, state and local laws, and the rules, regulations, guidance, guidelines and requirements of Governmental Authorities (as hereinafter defined) in effect from time to time, including, without limitation, those relating to the manufacture, marketing, promotion, distribution, (including storage, handling and transportation) and sale of the Product in the Territory (as hereinafter defined), including the Act, the PDMA (as hereinafter defined), the FDA Guidance for Industry – Supported Scientific and Educational Activities, “fraud and abuse,” anti-kickback, consumer protection and false claims statutes and regulations.

“Business Day” means any day other than a Saturday or a Sunday or other day on which commercial banks are authorized or required to be closed in the State of Delaware.

“Cause” has the meaning set forth in Section 7.1 of this Agreement.

“Change of Control” means a transaction (or series of transactions) that results in: (a) a merger, consolidation or reorganization of a Party (each of which is referred to as a “Merger”) whereby the holders of record of all capital stock of a Party outstanding immediately prior to the Merger, shall, immediately after such Merger, hold, directly or indirectly, less than fifty percent (50%) of the outstanding capital stock, voting or management control of the surviving or acquiring entity; (b) any other purchase or acquisition of more than fifty percent (50%) of the outstanding capital stock, voting or management control of Altana; or (c) a sale or exchange of all, or substantially all, of the assets of a Party.

“Competing Product” means any pharmaceutical product or compound (whether alone or in combination with any other product or compound), including any non-prescription product, other than the Product, whose primary indication is the same as the Product.

“Confidential Information” means all confidential materials, data or other information, including any proprietary information (whether or not patentable, or protectable as a trade secret), regarding the technology, products, business or objectives of a Party or its Affiliates that is disclosed to the other Party pursuant to this Agreement other than information that:

(a) is obtained by the receiving Party from a non-Party person that did not disclose the information in violation of a non-disclosure obligation; or

(b) is in the public domain not as a result of action by the receiving Party or its Affiliates;

The obligations of confidentiality shall not apply to the extent of a disclosure of Confidential Information required by law or court order; provided, however, that, in the event of any such required disclosure, to the extent permissible, the receiving Party shall give the disclosing Party prompt notice thereof in order that the disclosing Party may attempt to quash, limit or otherwise prevent or limit disclosure, the receiving Party shall cooperate with the disclosing Party with respect to any such attempt as reasonably requested by the receiving Party.

“Contract Year” means the period beginning on the Co-Promotion Date (as hereinafter defined) and ending on December 31, 2005, and each successive twelve (12) month period thereafter, provided, that, the final Contract Year may be a shorter period ending on the expiration or termination of the Co-Promotion Period pursuant to this Agreement.

“Contract Year Quarter” means the period beginning on the Co-Promotion Date and ending on June 30, 2005, and each successive three (3) month period thereafter, provided that (a) the initial Contract Year Quarter may be a shorter period should the Co-Promotion Date occur prior to April 1, 2005 (in which case the initial Contract Year Quarter would end on March 31, 2005), and (b) the final Contract Year Quarter may be a shorter period ending on the expiration or termination of the Co-Promotion Period pursuant to this Agreement.

“Control” shall mean (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such Person; provided that where local law restricts maximum ownership to a level less than the level in (b), control is established by direct or indirect ownership of the maximum permitted ownership percentage.

“Co-Promotion Date” means the date upon which Altana begins Promotion of the Product.

“Co-Promotion Fee” has the meaning set forth in Section 5.1 of this Agreement.

“Co-Promotion Period” means the period (a) commencing on the Effective Date (as hereinafter defined), and (b) concluding on December 31, 2006, unless earlier terminated pursuant to Section 7.1 hereof.

“Damages” means any and all losses, liabilities, claims, damages, judgments, penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses.

“Detail” means any in-person sales presentation of the Product made by Representatives (as hereinafter defined) of Altana to Altana Target Physicians (as hereinafter defined), describing it in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law and in a manner that is customary in the industry for the purpose of promoting a prescription pharmaceutical product. Details shall be deemed to include only full presentations of the first or second position in a sales presentation and shall not be deemed to include tertiary or other details that are not in the first or second position, “reminder” details or e-details, in each case as such terms are generally understood in the pharmaceutical industry, or any presentations made at conventions or similar gatherings. When used as a verb, “Detail” shall mean to engage in a Detail.

“Detail Call Threshold” has the meaning set forth in Section 2.1(b) of this Agreement.

“Effective Date” means the date upon which both Parties have signed this Agreement.

“Event of Insolvency” with respect to either Party shall be deemed to have occurred if such Party: (a) voluntarily files a petition in or for bankruptcy, reorganization or an arrangement with creditors; (b) makes a general assignment for the benefit of creditors; (c) is adjudged bankrupt; (d) is unable or is unwilling to pay its debts as they become due; (e) has a trustee, receiver or other custodian appointed on its behalf; (f) has total liabilities which exceed its total assets; or (g) is the subject of any other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced against it, which case or proceeding is not dismissed within sixty (60) days of filing.

“FDA” means the United States Department of Health and Human Services, Food and Drug Administration.

“Field Alert” has the meaning set forth in Section 2.14(b) of this Agreement.

“First Contract Year Samples” has the meaning set forth in Section 3.1 of this Agreement.

“Force Majeure” has the meaning set forth in Section 12.17 of the Agreement.

“FSS” means the list of prices published by the United States General Services Administration at which the Product is to be sold to eligible federal government agencies pursuant to 48 C.F.R. 538 et. seq., as in effect from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorities” has the meaning set forth in Section 2.2 of this Agreement.

“GPO” means group purchasing organization.

“Gross Profit” means Gross Sales revenue, as invoiced, less (a) cash discounts, (b) customary trade allowances or rebates, (c) government rebates, including but not limited to Medicare and Medicaid rebates, (d) charge-backs, (e) managed care rebates, (f) GPO fees, (g) any tax or government charge, (h) managed care administration fees, (i) freight, insurance and duties of shipments of Product, (j) returns, and (k) the cost of goods sold as determined according to GAAP.

“Gross Sales” means gross sales revenue as determined according to GAAP.

“Improvements” has the meaning set forth in Section 9.3(d) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 11.2 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 11.2 of this Agreement.

“Marketing Plan” has the meaning set forth in Section 2.7 of this Agreement.

“NDA” means New Drug Application.

“NDC” means NDCHealth Corporation headquartered in Atlanta, Georgia.

“Operating Committee” has the meaning set forth in Section 4.1 of this Agreement.

“Party” means either Salix or Altana.

“PDMA” shall mean the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations and guidelines promulgated thereunder as in effect from time to time.

“Person” means, as applicable, an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

“PIRs” means Product Labels and Inserts (as hereinafter defined) and Promotional Materials (as hereinafter defined) collectively.

“Principal Contact” has the meaning set forth in Section 2.6 of this Agreement.

“Product” means rifaximin, an antibiotic marketed and sold under the name “Xifaxan.”

“Product Copyrights” shall mean all copyrightable subject matter included in the Product Labels and Inserts, the Promotional Materials, and the Product training programs and materials developed and produced in accordance with this Agreement.

“Product Label and Insert” means (a) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with the Product, or (b) any written material physically accompanying the Product, including Product package inserts.

“Product Medical Inquiries” has the meaning set forth in Section 2.15 of this Agreement.

“Product Profit” has the meaning set forth in Section 5.1(a) of this Agreement.

“Product Trademarks” means the (a) Trademark “Xifaxan™” and the registrations thereof, (b) any other Trademarks relating to the Product and the registrations thereof, (c) any pending or future Trademark registration applications relating to the Products, (d) any unregistered Trademark rights relating to the Product as may exist through use prior to or as of the date hereof, (e) any current or future modifications or variants of any of the foregoing Trademarks, and (f) any future Trademarks adopted by Salix for use in connection with the Product, in each case excluding the Salix Trademark.

“Promotion” and “Promotional Activities” means those activities normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the FDA approved use of a prescription pharmaceutical product including Detailing. When used as a verb, “Promote” or “Promoting” means engagement in such activities.

“Promotional Materials” has the meaning set forth in Section 2.9(a) of this Agreement.

“Representative” means a pharmaceutical sales representative or any other Person employed or engaged by Altana that is involved in the Promotion or Detailing of the Product.

“Residual Payment Period” has the meaning set forth in Section 5.3 of this Agreement.

“Salix” means Salix Pharmaceuticals, Inc., a California corporation.

“Salix Target Physicians” means physicians and other practitioners licensed to prescribe pharmaceutical products that are included in Salix’s current call file list as of the Effective Date, plus any physicians and other practitioners not in Salix’s current call file list that are categorized as gastroenterologists or hepatologists as defined by NDC. Salix’s current list of Salix Target Physicians is attached hereto in CD-ROM format as Appendix D. During the Co-Promotion Period, Salix may add physicians and other practitioners to the list of Salix Target Physicians once per calendar quarter with written approval from Altana, not to be unreasonably withheld.

“Salix Trademark” shall mean any Trademark that includes the name “Salix” or one or more of the logos identified in Appendix A, or any other Trademark under which Salix and/or its Affiliates market and sell products in the Territory.

“Sample” means a standard sample unit of Product as determined, and as may be changed from time to time by Salix, in its sole and absolute discretion, subject to the provisions of Section 3.1(a)(iii).

“Second Contract Year Samples” has the meaning set forth in Section 3.1 of this Agreement.

“Territory” means the United States of America and its territories and possessions.

“Trademark” shall mean any trademark, trade dress, brand mark, trade name, brand name, corporate name, logo or business symbol.

“Unit of Product” means a tablet, capsule or other individual dosage of Product.

1.2. Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.” Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including or includes “without limiting” or “without limitation.” The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

1.3 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2006, unless earlier terminated pursuant to Section 7.1 hereof.

ARTICLE II

CO-PROMOTION

2.1 Grant of Co-Promotion Rights; Minimum Number of Details.

(a) Subject to the terms and conditions of this Agreement, including, without limitation, the retained rights of Salix set forth in the immediately subsequent sentence, Salix grants to Altana, during the Co-Promotion Period, the exclusive right to Promote and Detail the Product to Altana Target Physicians practicing within the Territory. The grant set forth in this Section 2.1 does not include the right to Promote and Detail the Product or receive a Co-Promotion Fee with respect to Salix Target Physicians, health care institutions, including hospitals, governmental entities, managed care organizations or any Person other than an Altana Target Physician, all of which is expressly reserved to Salix. Furthermore, Altana shall not during the Term present a Detail to any Salix Target Physician.

(b) During each Contract Year Quarter occurring during the Co-Promotion Period, Altana shall cause its Representatives to conduct not less than [*] Detail calls on Altana Target Physicians (the “Detail Call Threshold”). [*] shall bear the cost and expense of all such Detail calls on Altana Target Physicians.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) Salix shall, upon delivery of reasonable advance notice to Altana sales management, have the right to have its sales and marketing personnel accompany Altana Representatives during their presentation of Detail calls (“Ride-Alongs”). Salix personnel shall have the right to participate in Ride-Alongs as often as is commercially and regulatorily reasonable under the circumstances then in effect.

2.2 Continued Development; Governmental Authorities. Salix shall have the sole right to (a) test and develop the Product, and (b) except as otherwise set forth in the last sentence of this Section 2.2, contact and communicate with applicable governmental and regulatory authorities (collectively, “Governmental Authorities”) regarding the Product. Salix shall (i) use commercially reasonable efforts to continue development of the Product and related regulatory activities within the Territory, and (ii) keep Altana informed of the regulatory status of the Product and all developments related thereto. Notwithstanding the foregoing, Altana shall have the right to contact FDA directly with respect to matters directly relating to (A) Altana and the performance of its obligations under this Agreement, or (B) Altana Target Physicians, provided that Altana (1) notifies Salix in writing in advance of any such contact, such notice to describe the subject and nature of Altana’s proposed FDA contact and Altana’s anticipated position, if any, (2) consults with Salix prior to such contact, and (3) if requested by Salix, permits Salix to participate in such contact.

2.3 Contract Sales Organizations. Altana shall not use any contract sales organizations or other third parties other than [*] to satisfy any or all of its obligations under this Agreement.

2.4 Representatives.

(a) At all times during the Co-Promotion Period, Altana shall have no fewer than two hundred fifty (250) active territories with Representatives to Promote and Detail the Product to Altana Target Physicians within the Territory.

(b) Each Representative of Altana shall have satisfactorily completed the sales training program described in Section 2.10 hereof, and be fully knowledgeable about the Product, including its Product Label and Insert and the use of the Promotional Materials. In addition, not less than ninety-five percent (95%) of Altana’s Representatives shall have graduated from an accredited four (4) year college and fifty percent (50%) of Altana’s Representatives must have been promoting pharmaceutical products in the Territory for at least eighteen (18) months prior to the time that such Representative commences Promoting the Product.

(c) As soon as is reasonably practicable following the execution of this Agreement, Altana shall adopt and implement a commercially reasonable sales incentive plan covering those of its Representatives that Promote and Detail the Product to Target Physicians. Such plan and its implementation shall comply with all Applicable Laws.

(d) Salix shall procure NDC physician level prescribing data for Altana for a twelve (12) month period starting March 1, 2005, at [*] cost and expense up to $[*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.5. Managed Care. Salix shall be solely responsible for all aspects of managed care in connection with the Product, including, without limitation: (a) contract strategy, (b) contracting, (c) contract administration and claims processing, (d) contract compliance, monitoring and auditing, (e) account management, including P&T committee presentations, and (f) government reporting, government program, rebate processing, FSS calculations and pricing schedules. Salix shall communicate with Altana sales management on a quarterly basis regarding such managed care activities.

2.6. Principal Contact. Each Party shall designate a principal contact (“Principal Contact”) to deal with all day to day issues that arise during the Co-Promotion Period and relate to this Agreement and the Promotion and Detailing of the Product to Altana Target Physicians. The Principal Contacts shall coordinate and cooperate with each other and shall bring all unresolved issues to the Operating Committee for resolution. Either Party may remove and replace its designated Principal Contact upon written notice to the other Party.

2.7. Marketing Plan.

(a) The Parties, working jointly through the Operating Committee, shall develop a marketing plan for the Product (the “Marketing Plan”).

(b) Altana shall not be prohibited from undertaking Promotional Activities with respect to the Product that are in excess of those for which Altana is responsible under the then current Marketing Plan, provided that such excess Promotional Activities (i) are consistent with the then current Marketing Plan, (ii) are in compliance with Applicable Laws and industry guidance, including, without limitation, the Accreditation Council for Continuing Medical Education Standards for Support of Continuing Medical Education, the American Medical Association Guidelines on Gifts to Physicians from Industry, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, and (iii) are undertaken and performed at the sole cost and expense of [*].

(c) Altana shall train its sales force to market the Product pursuant to the then current Marketing Plan and consistent with approved Product labeling pursuant to and in accordance with a training program described in Section 2.10 hereof.

(d) Salix shall inform Altana’s Principal Contact of catalog price increases or decreases for the Product in the Territory in sufficient time so that such information is provided to Altana and Salix Representatives at approximately the same time.

2.8. Product Management. Salix shall have sole and exclusive responsibility for the distribution, sale, invoicing and collection of payment and accounts receivable for and with respect to the Product. All orders for the Product shall be subject to acceptance by Salix, which acceptance shall not be unreasonably withheld. Salix shall have the sole and exclusive discretion to make pricing and discounting decisions regarding the Product.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.9. Promotional Materials.

(a) All electronic and physical advertising, promotional, educational, training and communication materials for marketing, advertising and Promotion of the Product to third parties including, without limitation, to Altana Target Physicians and to Altana’s sales force (“Promotional Materials”) shall be developed and produced by Salix. Such Promotional Materials may include, without limitation, detail aids, file cards, premium items, reprints, and any other promotional support items. Salix shall ensure that all Promotional Materials are in strict compliance with all Applicable Laws.

(b) Altana shall, and shall cause its Representatives to (i) only use Promotional Materials provided by Salix in connection with the Promotion of the Product, (ii) ensure that all statements and claims related to the Product, including as to efficacy and safety, are only made in strict compliance with the PIRs, and all Applicable Laws, including the Act, (iii) ensure that all comments about the Product, Product competitors, other products and Salix are truthful, accurate and in strict compliance with Applicable Laws, and (iv) not change the Promotional Materials in any respect without the express written consent of Salix, not to be unreasonably withheld.

(c) Salix shall provide Altana with Promotional Materials produced by Salix at [*] cost and expense in quantities reasonably sufficient to allow Altana to promote sales of the Product in accordance with the Marketing Plan then in effect. Salix shall, at Altana’s request, provide to Altana Promotional Materials that are consistent with the then current Marketing Plan and that are of a quality equivalent to those provided to Salix Representatives. Without limitation of the foregoing, Salix shall provide to Altana, for use during and with respect to each Contract Year occurring during the Co-Promotion Period, a total of up to [*] pieces of Promotional Materials. The initial shipment of such Promotional Materials shall be [*] percent [*] of the [*] pieces ([*] pieces) and shall be shipped to the Altana warehouse by March 9, 2005, by Salix and at [*] expense. The balance of the Promotional Materials distributed after such initial shipment shall be determined by the Operating Committee and shall be shipped in bulk to the same Altana warehouse or other single location specified in advance by Altana at [*] cost and expense. If the Operating Committee determines that Altana needs additional Promotional Materials (in excess of [*] pieces), [*] the cost to purchase such additional Promotional Materials from Salix for an amount equal to [*]. The shipment of such additional Promotional Materials shall be the same as described above.

(d) Altana shall, and shall cause its Representatives to immediately cease the use of any Promotional Materials when instructed to do so by Salix. Upon such instructions, all Promotional Materials in the possession or control of Altana or its sales representatives shall be promptly returned to Salix. However, Salix shall replace the returned Promotional Materials with comparable pieces of similar quality and number. Further, upon expiration or earlier termination of the Co-Promotion Period, Altana shall promptly return all Promotional Materials in the possession or control of Altana or its Representatives.

(e) Each Party shall make, and shall permit its Representatives to make, only such statements and claims regarding the Product, including as to efficacy and safety, as are

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

consistent with the PIRs. Without limitation to the foregoing, each Party shall not, and shall not cause or permit its Representatives to make any untrue or misleading statements or comments about the Product, and/or take any action that jeopardizes, or could reasonably be expected to jeopardize the goodwill or reputation of the other Party or its products.

2.10. Training; Sales Meetings.

(a) Salix shall train Altana’s sales managers and trainers to assist Altana in the fulfillment of its obligations under the Co-Promotion Agreement. Such training provided by Salix shall comply with all Applicable Laws. In connection therewith, Salix shall provide such trainers and speakers as Salix and Altana may deem reasonably necessary. Such trainers and speakers shall be provided by [*]. Altana shall have the right to review and comment on training materials from medical, legal and regulatory perspectives. Following the completion of initial training, [*] shall be responsible for ongoing training of any and all Altana Representatives. [*] shall bear the cost and expense of the ongoing training of Altana Representatives. Salix shall, in addition to the aforementioned training of Altana’s sales managers and trainers, designate and make available one (1) individual to respond to inquiries from Altana sales managers and trainers. Salix shall provide Altana with such training materials as Salix deems appropriate for use in training Altana’s Representatives and in such quantities as Altana shall reasonably require and request. Any such training materials required for training of Altana’s Representatives prior to the Co-Promotion Date, as determined by the Operating Committee, shall be produced and shipped directly to the Altana Representatives by Salix at [*] cost and expense. Any training materials required after the Co-Promotion Date shall be shipped in bulk to a warehouse or other single location specified in advance by Altana at [*] cost and expense. Altana shall hold in person training meetings for each Representative of Altana prior to his or her commencement of Promotion of the Product pursuant to this Agreement. Altana shall be responsible for and shall ensure that each Representative is properly and thoroughly trained with respect to all matters identified during the training of Altana sales managers and trainers. With regard to Product-specific training of its Representatives, Altana shall only use those Product training programs and materials provided by Salix, as modified by Altana’s medical, legal and regulatory reviewers, with Salix’s consent, not to be unreasonably withheld. An Altana Representative shall not be deemed to be fully trained and may not Promote or Detail Product unless and until such Representative has taken the Salix Product test included in the aforementioned training materials and answered not less than [*] percent ([*]%) of the questions correctly. Upon request from Salix, Altana shall provide evidence and/or certification that such test results have been achieved.

(b) Altana shall permit representatives of Salix to attend the portions of training, sales and other meetings of Altana with its Representatives in which Promotion and strategies relating to the Product are discussed. At Altana’s “launch” meeting for the Product, Salix, at [*] cost and expense, shall provide one or more marketing, sales or medical faculty speakers.

2.11. Supply of Product. Salix shall use reasonable efforts to supply the Product during the Co-Promotion Period in sufficient quantities to satisfy the levels of Product sales forecasted in the then current Marketing Plan. Salix shall maintain reasonable inventory levels

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

of the Product in order to ensure their ability to fulfill this obligation. Salix shall have the sole responsibility and right to fill orders with respect to the Product. Altana shall not solicit orders for the Product but, if for any reason, Altana shall receive an order for the Product, Altana shall promptly forward to Salix any such orders. All orders for Product shall be subject to acceptance by Salix, in its sole discretion, which acceptance shall not be unreasonably withheld. Salix may cancel any order for Product at any time after acceptance without incurring any liability to Altana. Salix shall be solely responsible for responding to requests from Target Physicians for individual patients who need the Product but are unable to afford it. Any such request shall be forwarded by Altana to Salix for processing. Salix shall have the sole right and responsibility for establishing and modifying the terms and conditions of the sale of the Product, including (a) the price at which the Product will be sold, (b) whether the Product will be subject to trade or quantity discounts, (c) whether any discount will be provided for payments on accounts receivable, (d) whether the Product will be subject to rebates, returns and allowances or retroactive price reductions, (e) the channels of distribution of the Product, and (f) whether credit is to be granted or refused in connection with any sale of Product. In the event that Salix fails to supply the Product as required pursuant to this Agreement for any reason other than a Force Majeure, which such failure results in lost sales for Altana, the Parties shall meet and attempt to negotiate a mutually agreeable and commercially reasonable solution. If the Parties cannot reach such an agreement within a reasonable period of time, the issue will be dealt with as contemplated under Section 4.4 of this Agreement.

2.12. Product Recall and Withdrawal. Salix shall have the sole responsibility and right with respect to any recall or withdrawal of Product, and shall bear all costs and expenses relating thereto. At Salix’s request, where the Product has been recalled or withdrawn from the market, Altana shall, as soon as reasonably practical and in accordance with Applicable Law, assist Salix in obtaining the return of any Product not in the direct possession or control of Salix by notifying physicians who have received the Samples from Altana Representatives and by returning to Salix Samples still in the possession of Altana or the Altana Representatives, and Salix shall reimburse Altana for any reasonable documented costs and expenses incurred by Altana in taking such actions.

2.13. Product Return. Salix shall have the sole responsibility and right to accept any returned Product. Altana shall not solicit the return of any Product and shall not receive or accept any returned Product. In the event that any such Product is inadvertently returned to Altana, Altana shall promptly ship such Product to Salix, along with any documentation or explanation Altana receives regarding the reason for the return, at Salix’s cost and expense.

2.14. Adverse Experience Reporting; Field Reports; Quality Complaints.

(a) Altana shall, and shall cause each of its Representatives to, provide notice to Salix within two (2) calendar days of the time it, he or she becomes aware of an Adverse Event associated with use of a Product (whether or not the reported effect is (a) described in the full prescribing information or the published literature with respect to such Product or (b) determined to be attributable to such Product), or any information in or coming into its, his or her possession or control concerning such Adverse Event by contacting the Medical Call Center for Salix or by completing the adverse event report form provided by Salix and submitting such form to Salix or its designated safety contractor. The contact information for the Medical Call Center for Salix and Salix’s designated safety contractor are as set forth in Appendix E, as may be updated from time to time by Salix with prior written notice to Altana.

(b) Altana shall, and shall cause each of its Representatives to, notify Salix within two (2) calendar days of the time it, he or she becomes aware of any information that might necessitate the filing by Salix of a field alert report, as required under 21 C.F.R. § 314.81(b)(1) (a “Field Alert”), as such regulation may be amended from time to time, by contacting the Associate Director, Quality, or the Medical Call Center of Salix. The contact information for the Medical Call Center for Salix and Salix’s Associate Director, Quality are as set forth in Appendix E, as may be updated from time to time by Salix with prior written notice to Altana.

(c) Altana shall, and shall cause each of its Representatives to notify Salix within two (2) business days of the time it, he or she becomes aware of any Product quality complaint associated with the use of the Product by contacting the Associate Director, Quality, or the Medical Call Center of Salix. The contact information for the Medical Call Center for Salix and Salix’s Associate Director, Quality are as set forth in Appendix E, as may be updated from time to time by Salix with prior written notice to Altana.

(d) Salix shall provide adverse drug experience information regarding the Product to Altana to the extent such information is provided by Salix to its sales representatives. Salix shall also notify Altana immediately of any formal communication received by Salix from the FDA regarding any threatened or pending action which may affect the safety or efficacy claims of the Product or the continued marketing and Promotion of the Product.

(e) Altana shall immediately notify Salix of any information Altana receives regarding any threatened or pending action by any Governmental Authority that may affect the safety or efficacy claims of the Product or the continued marketing and Promotion of the Product. Upon receipt of any such information, Salix may consult with Altana in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing in this Agreement shall restrict Salix’s ability to make a timely report of such matter to any Governmental Authority or take other action that it deems to be appropriate or required by Applicable Law.

2.15. Product Medical Inquiries.

Salix shall have the exclusive right and obligation, consistent with Applicable Laws and Salix’s internal procedures, to respond to all questions or requests for information about the Product made by any medical professionals or any other person to Altana or its Representatives that (a) warrant a response beyond the knowledge or understanding of such Representatives, or (b) are beyond the scope of the PIRs, approved reprints or other Promotional Materials (all such questions or requests being referred to as “Product Medical Inquiries”). Altana shall direct its Representatives to direct all Product Medical Inquiries to Medical Call Center of Salix or such other similar system that includes a toll free phone number with a dedicated medical representative as Salix shall establish from time to time. Altana shall cause its Representatives to direct all Product Medical Inquiries in accordance with (i) this Section 2.15 and (ii) such procedures and instructions as Salix shall communicate to Altana from time to time hereunder.

2.16. Savings Clause. Neither Party shall be required to perform any obligation under this Agreement or any Marketing Plan, or use any Promotional Materials or otherwise engage in any activity, to the extent that such Party believes, in its reasonable judgment and in good faith, that such obligation, use of Promotional Materials or other activity (i) violates any Applicable Law, (ii) violates a written corporate policy of such Party, or (iii) would have a material adverse effect on such Party. Each Party shall promptly notify the other Party if and when it formulates such a belief and the Parties shall discuss, in good faith, how best to alter the relevant obligation, Promotional Material or other activity so that it does not have the effect described in item (i), (ii) or (iii) above.

ARTICLE III

SAMPLES

3.1. Supply.

(a)	During and with respect to the Co-Promotion Period, Salix shall supply to Altana, for use by Altana’s Representatives, Samples of Product as follows:

(i)	With respect to the first Contract Year occurring during the Co-Promotion Period, [*] units of Samples (the “First Contract Year Samples”), with each unit defined as [*] wallets with one tablet per wallet. Such Samples shall be shipped as follows:

(ii)	[*] units for receipt within thirty (30) days of the Effective Date and shall be shipped by Salix directly to Altana’s designated warehouse with such shipping costs and expenses being borne by [*]; the rest of such Samples shall be shipped by Salix, upon ninety (90) days’ written notice by Altana to Salix, in bulk to a warehouse or other single location designated in advance by Altana at [*] cost and expense.

(iii)	With respect to the second consecutive Contract Year occurring during the Co-Promotion Period, [*] units of Samples (the “Second Contract Year Samples”). Such Samples shall be shipped by Salix in bulk to a warehouse or other single location designated in advance by Altana at [*] cost and expense, and as directed by Altana in writing prior to December 1, 2005, upon ninety (90) days’ written notice by Altana to Salix.

(iv)	If Salix alters the sample configuration during the Co-Promotion Period, Salix shall supply Altana with a comparable number of Sample tablets of Product. For clarification, the total of Sample tablets for the first Contract Year is [*] ([*] units times [*] wallet cards) and the total of Sample tablets for the second Contract Year is [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Altana shall cause its Representatives to (i) comply with all Applicable Laws in connection with the storage, handling, transport, distribution of Samples, and accounting for Samples, including, without limitation the PDMA, and 21 C.F.R. § 203, and (ii) comply with the provisions of the Marketing Plan.

(c) Altana shall store, secure, handle, transport, distribute and account for Samples in accordance with Applicable Laws and the policies and procedures of Altana, as same may be updated and amended from time to time upon written notice to Salix. Such policies and procedures, as of the date of this Agreement, are described in Appendix B.

(d) With respect to each Contract Year occurring during the Co-Promotion Period, Salix shall have the right, either directly or by engaging a third party (on other than a contingency fee basis), to examine the books and records and facilities of Altana solely as they relate to the storage, security, handling, transport, distribution and accounting for Samples under this Section 3.1. The purpose of such examination shall be to confirm Salix’s compliance with its obligations under this Section 3.1. Salix may only exercise the audit right granted pursuant to this Section 3.1 [*] with respect to each Contract Year; provided, that Salix may also exercise the audit right granted pursuant to this Section 3.1 if and when it believes, in its reasonable judgment, non-compliance with the terms of Section 3.1 has occurred or is reasonably likely to occur. The audit right granted pursuant to this Section 3.1 may only be exercised during the normal business hours of Altana and upon not less than ten (10) days prior written notice to Altana. During the course of any such examination, Salix or its third party designee shall not disrupt or otherwise interfere with the business of Altana. Salix shall provide Altana with a copy of the results of each audit promptly after such results become available. [*] shall bear the full cost and expense of each such audit unless an audit reveals a material failure to comply with this Section 3.1, in which event, [*] shall bear the cost of such audit. This Section 3.1(d) shall not be deemed to limit any other right or remedy of either Party under this Agreement or otherwise.

ARTICLE IV

OPERATING COMMITTEE

4.1. Establishment; Purpose. Simultaneously with the execution of this Agreement, the Parties shall establish an operating committee (the “Operating Committee”), which shall be responsible for overseeing all aspects of Promoting the Product to the Altana Target Physicians within the Territory.

4.2 Membership. The Operating Committee shall consist of [*], for a total of [*] members. Each Party shall promptly fill any vacancy created by the resignation or removal of any representatives appointed by such Party. Either Party may remove and replace any of its members with or without cause.

4.3. Meetings; Voting. The Operating Committee shall meet not less than [*] per Calendar Quarter during the first Contract Year and not less than [*] per Contract Year Quarter thereafter during the Co-Promotion Period, with meetings alternating between the offices of Salix and Altana. A representative of Salix shall chair the Operating Committee. Decisions of the Operating Committee shall require the affirmative vote of a [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.4. Escalation. The failure to reach agreement on material issues shall be referred to a designated senior executive of each of Salix and Altana for resolution. In the event that such senior executives are unable to reach agreement within thirty (30) days of the date of referral, then the issue or issues in dispute will be referred to a mutually acceptable third party, whose decision shall be final and binding.

4.5. Expenses. Each Party shall bear its own expenses arising out of its participation (and the participation of its representatives) in the Operating Committee or any other committee formed pursuant to this Agreement.

ARTICLE V

COMPENSATION

5.1. Co-Promotion Fee.

(a) Salix shall pay to Altana, within [*] days of the conclusion of each Contract Year Quarter occurring during the Co-Promotion Period, for and with respect to such Contract Year Quarter, an amount (a “Co-Promotion Fee”) equal to [*] percent ([*]%) of the Product Profit for such Contract Year Quarter. For purposes of this Agreement, “Product Profit” means [*]. For purposes of this Agreement, “Hospital Outflow” means prescriptions written in a hospital, not tied to a specific physician, but filled in a retail pharmacy. For clarification, an example for calculating the Co-Promotion Fee is attached in Appendix F. Gross Profit and Product Profit shall be calculated by Salix by applying GAAP in a manner consistent with prior periods. For purposes of calculating the Co-Promotion Fee, in no event shall the Gross Profit be less than [*] percent ([*]%) of Gross Sales of the Product, as invoiced. In the event that any part of the NDC Data Source data for a Contract Year Quarter is not made available to Salix in time to meet the [*] day deadline contemplated above, Salix shall utilize the available prescribing data from the first two (2) calendar months of such Contract Year Quarter to make a good faith estimate of the prescriptions written during the final calendar month of such Contract Year Quarter and deliver to Altana a Co-Promotion Fee within the [*] day deadline that is calculated based upon such estimate. Any over or underpayment thereafter determined to have been made when full data for such Contract Year Quarter is available shall be applied against the Co-Promotion Fee for the next Contract Year Quarter.

(b) To the extent that Product Profit exceeds [*] dollars ($[*]) during any Contract Year occurring during the Co-Promotion Period, Salix shall pay to Altana, within [*] days of the conclusion of such Contract Year and in addition to the amounts payable under Section 5.1(a) above with respect to Product Profit of up to [*] dollars ($[*]), a Co-Promotion Fee in an amount equal to [*] percent ([*]%) of the difference between the Product Profit for such Contract Year and [*] dollars ($[*]). In the event that any part of the NDC Data Source data for a Contract Year is not made available to Salix in time to meet the [*] day

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

deadline contemplated above, Salix shall utilize the available prescribing data from the first eleven (11)calendar months of such Contract Year to make a good faith estimate of the prescriptions written during the final calendar month of such Contract Year and deliver to Altana a Co-Promotion Fee within the [*] day deadline that is calculated based upon such estimate. Any over or underpayment thereafter determined to have been made when full data for such Contract Year is available shall be applied against the Co-Promotion Fee for the next Contract Year Quarter.

(c) Altana shall deliver the Detail Call Threshold. To the extent that Altana fails, during and with respect to any Contract Year Quarter occurring during the Co-Promotion Period, to conduct a number of Detail calls on Altana Target Physicians within the Territory that is equal to or greater than the Detail Call Threshold (the “Shortfall”), then Altana shall remedy such Shortfall by the end of the following Contract Year Quarter (the “Remedy Period”). If Altana fails to remedy such Shortfall within the Remedy Period, Salix may reduce any payment due pursuant to this Section 5.1 as follows: [*]. Any such reduction shall be in addition to, and not in lieu of any other Damages incurred by, or other remedies available to the Parties. In no circumstance shall Altana deliver less than [*] Details in any twelve (12) month period during the Co-Promotion Period.

(d) Within [*] days of the conclusion of each Contract Year occurring during the Co-Promotion Period, Salix shall calculate the Co-Promotion Fee for such Contract Year and shall make payment or receive credit, as appropriate, to adjust for any overpayment or underpayment.

5.2 Minimum Payment Obligations.

(a) To the extent that the Co-Promotion Fee payable to Altana with respect to the period commencing on the Effective Date and concluding on the last day of the second consecutive Contract Year Quarter of the Co-Promotion Period (the “Initial Payment Period”) is less than [*] dollars ($[*]), then, within forty-five (45) days of the conclusion of the Initial Payment Period, Salix shall pay to Altana the difference between [*] dollars ($[*]) and the actual Co-Promotion Fee payable with respect to the Initial Payment Period. If the Co-Promotion Date occurs before April 1, 2005, Salix shall compensate Altana for the actual Promotion days on a pro-rated base of $[*] per Calendar Quarter in addition to the [*] dollars ($[*]) indicated in this Section 5.2(a).

(b) Following the expiration of the Initial Payment Period, to the extent that the Co-Promotion Fee payable to Altana with respect to a Contract Year Quarter is less than [*] dollars ($[*]), then, within forty-five (45) days of the conclusion of such Contract Year Quarter, Salix shall pay to Altana the difference between [*] dollars ($[*]) and the actual Co-Promotion Fee payable with respect to such Contract Year Quarter. To the extent that a Contract Year Quarter is less than three (3) calendar months in duration, then the [*] dollar ($[*]) target used in this Section 5.2(b) shall be pro rated accordingly.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) In the event that Salix is unable to meet the forty-five (45) day deadlines contemplated in Sections 5.2(a) and (b) above due to data availability, Salix shall be entitled to calculate and make estimated payments under Sections 5.2(a) and (b) using the same calculation and “true up” methodology contemplated by Sections 5.1(a) and (b).

(d) In the event of an expiration or earlier termination of this Agreement for any reason, the terms and conditions of this Section 5.2 shall no longer apply and no payments hereunder shall be due with respect to periods subsequent to the effective date of expiration or termination. The foregoing shall be in addition to, and not in lieu of any other rights and remedies of the Parties.

5.3 Certain Residual Payments.

(a) Except as set forth in this Section 5.3 below, with respect to each of the first two (2) consecutive twelve (12) month periods immediately subsequent to the expiration or earlier termination of the Co-Promotion Period (each, a “Residual Payment Period”), Salix shall pay to Altana, within forty-five (45) days of the conclusion of such Residual Payment Period, an amount equal to [*] percent ([*]%) of the Product Profit for such Residual Payment Period. For purposes of calculating payments due to Altana hereunder the price of the Product shall be set at the average price in effect for the [*] months immediately preceding the date of termination of the Co-Promotion Period.

(b) Without limitation of any other rights or remedies of the Parties, no payment shall be due to Altana under this Section 5.3 in the event of a termination of this Agreement by Salix for Cause.

(c) In the event that this Agreement is terminated by Salix under Section 7.1(e) of this Agreement at any time prior to January 1, 2006, the Residual Payment Period for which Salix shall be obligated under Section 5.3(a) above shall consist of one (1) twelve (12) month period. In the event that this Agreement is terminated by Salix under Section 7.1(e) on or after January 1, 2006, then the length of the Residual Payment Period in months for which Salix shall be obligated under Section 5.3(a) above shall be calculated as follows:

(CPPA/21) x 24

where: CPPA equals twelve (12) months plus the number of calendar months in the second Contract Year, including any fractions thereof expressed as a decimal, during which Altana actually promoted the Product prior to the effective date of termination under Section 7.1(e).

(d) In the event that this Agreement is terminated by Altana under Section 7.1(e) of this Agreement at any time prior to the expiration of the first six (6) months of the Co-Promotion Period, then Salix shall have no obligation under Section 5.3(a) above. In the event that this Agreement is terminated by Altana under Section 7.1(e) on or after the expiration of the first six (6) months of the Co-Promotion Period, then the length of the Residual Payment

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Period in months for which Salix shall be obligated under Section 5.3(a) above shall be calculated as follows:

(CPPB/21) x 24

where: CPPB equals the number of calendar months, including any fractions thereof expressed as a decimal, during which Altana actually promoted the Product prior to the effective date of termination under Section 7.1(e).

(e) In the event that Salix is unable to meet the forty-five (45) day deadline contemplated in Section 5.3(a) above due to data availability, Salix shall be entitled to calculate and make estimated payments under this Section 5.3 using the same calculation and “true up” methodology contemplated by Sections 5.1(a) and (b).

5.4. Audit Right. With respect to each (a) Contract Year occurring during the Co-Promotion Period, and (b) Residual Payment Period, Altana shall have the right, either directly or by engaging an accounting firm (on other than a contingency fee basis), to examine the books and records of Salix solely as they relate to payments due to Altana under this Article V. The purpose of such examination shall be to confirm Salix’s compliance with its obligations under this Article V. Altana may only exercise the audit right granted pursuant to this Section 5.4 [*] with respect to each Contract Year or Residual Payment Period. Each such audit may only be conducted within one hundred twenty (120) days of the conclusion of the relevant Contract Year or Residual Payment Period. The audit right granted pursuant to this Section 5.4 may only be exercised during the normal business hours of Salix and upon not less than ten (10) days prior written notice to Salix. During the course of any such examination, Altana or its accountants shall not disrupt or otherwise interfere with the business of Salix. Altana shall provide Salix with a copy of the results of each audit promptly after such results become available. [*] shall bear the full cost and expense of each such audit unless an audit reveals a deficiency in the amount paid to Altana by Salix which is greater than [*] percent ([*]%) of the amount found on audit to have been required to be paid, in which event, [*] shall bear the cost of such audit.

5.5 Promotion Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall bear and be solely responsible for all costs and expenses incurred by it in connection with the Promotion of the Product and the performance of its obligations under this Agreement.

5.6 Late Payments. Any fees due and payable to Altana under this Article V that are not paid by Salix when due shall bear interest at the annualized rate of [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE VI

INFORMATION; REPORTING

6.1. Information. During the Co-Promotion Period, each Party shall promptly notify the other Party of receipt of information from a Governmental Authority that (i) raises any material concerns regarding the safety or efficacy of the Product, or would affect the Product Label and Insert, Promotion and/or sale of the Product, (ii) indicates a potential material liability for either Party relating to the Product, (iii) is reasonably likely to lead to a recall or market withdrawal of the Product, or (iv) is reasonably likely to impact the manner in which a Party satisfies its obligations hereunder.

6.2 Reporting.

(a) Salix or its Affiliates, as the case may be, shall own all right, title and interest in and to (i) all regulatory documentation with respect the Product and all information contained therein and (ii) all regulatory approvals made or granted with respect to the Product, including any NDA with respect thereto.

(b) Salix shall be solely responsible for the preparation, submission and prosecution of any application, report, submission and response to any Governmental Authorities in connection with the Product, including reporting Adverse Events and Field Alerts; provided that when feasible, Salix shall consult with Altana with respect to any such matter and give due consideration to any comments provided by Altana; provided, however, that nothing herein shall be construed to prevent Altana from complying with Applicable Law regarding PDMA sampling as contemplated in Sections 3.1(b) and (c) herein.

(c) Unless required by Applicable Law, Altana shall not communicate directly with any Governmental Authorities regarding the Product or otherwise take any action concerning any application, registration, authorization or approval under which the Product is sold. Altana shall notify Salix promptly of any communications with any Government Authorities concerning the Product and shall, to the extent permitted by Applicable Law, attach copies of all such communications to the notice sent.

(d) Salix shall be solely responsible for (i) taking all actions and conducting all communication with all third parties in respect of the Product (other than Promotional Activities performed in accordance with the terms hereof), including responding to all Product quality complaints in respect thereof, including complaints related to tampering or contamination, and (ii) investigating all Product quality complaints, Adverse Events, and Field Alerts in respect of Product.

(e) Altana shall, at Salix’s expense, cooperate with all of Salix’s reasonable requests and use its best efforts to assist Salix in connection with (i) preparing any and all such reports with Governmental Authorities, (ii) preparing and disseminating all such communications with third parties, and (iii) investigating and responding to any Product quality complaint or adverse event related to the Product.

6.3 Audit Rights. With respect to each Contract Year occurring during the Co-Promotion Period, Salix shall have the right by engaging a third party (on other than a contingency fee basis), to examine the books and records of Altana pertaining to the Product, including, without limitation, any and all Detail reports, and the facilities of Altana to confirm Altana’s compliance with Applicable Laws, the Marketing Plan and the terms and conditions of this Agreement. Salix may only exercise the audit right granted pursuant to this Section 6.3 [*] with respect to each Contract Year; provided, that Salix may also exercise the audit right granted pursuant to this Section 6.3 if and when it believes, in its reasonable judgment, that non-compliance with Applicable Law, the Marketing Plan or the terms and conditions of this Agreement, including, without limitation, any element of Cause, has occurred or is reasonably likely to occur. The audit right granted pursuant to this Section 6.3 may only be exercised during the normal business hours of Altana and upon not less than ten (10) days prior written notice to Altana. During the course of any such examination, Salix or its third party designee shall not disrupt or otherwise interfere with the business of Altana. Salix shall provide Altana with a copy of the results of each audit promptly after such results become available. [*] shall bear the full cost and expense of each such audit, unless an audit reveals a material failure to comply with this Section 6.3, in which event, [*] shall bear the cost of such audit.

ARTICLE VII

TERMINATION

7.1. Termination. Except for the provisions expressly intended to survive, unless extended by mutual agreement of the Parties, this Agreement shall terminate on the earliest to occur of the following:

(a)	Automatically at the end of the Co-Promotion Period;

(b)	Upon notice from Salix upon a breach by Altana of Sections 2.2, 2.9(b), 2.14, 3.1(b), 3.1(c), 5.1(c), 6.2(c), 10.2, and 12.1;

(c)	Upon notice from Salix following a material breach by Altana of any other representation, warranty or covenant contained in this Agreement where such breach remains uncured for a period of [*] days following an initial notice of such breach from Salix, or upon notice without an opportunity to cure where there is a repeat of such a material breach;

(d)	Upon notice from Altana following a material breach by Salix of any representation, warranty or covenant contained in this Agreement where such breach remains uncured for a period of [*] days following an initial notice of such breach from Altana, or upon notice without an opportunity to cure where there is a repeat of such a material breach;

(e)	Upon ninety (90) days prior written notice by either Party to the other Party;

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(f)	By notice from a Party upon the occurrence of certain events specific to the other Party, such as an Event of Insolvency, Change of Control, indictment of a crime or act of moral turpitude, the debarment of the other Party or other acts by that Party that may be injurious to the other Party’s reputation or business; or

(g)	Immediately upon notice from Altana to Salix in the event that the Product is withdrawn from the market in the Territory or Altana is otherwise prevented or prohibited from marketing or selling the Product in the Territory, including, without limitation, as a result of the action of any governmental agency or authority, court injunction, supply deficiencies or interruption, or Product safety concerns on the part of Altana or any governmental agency or authority.

The termination of this Agreement for the occurrence of an event described in subsections 7.1 (b), (c), (d), (f), or (g) shall be deemed a termination for “Cause.” Following such termination for any reason, Salix and Altana shall make a final reconciliation of any amounts due within [*] days of the date of termination.

7.2. Effect of Termination. Upon the effective date of termination or expiration, Altana shall immediately cease, and cause its Representatives to cease all Promotion and Detailing of the Product and discontinue the use of any Promotional Materials and Samples. Altana shall promptly return to Salix all Samples, all Promotional Materials, all training materials and all other materials related to the Product. Further, Altana shall delete any and all copies (including electronic versions and copies) of all such materials from its possession or control.

ARTICLE VIII

RESTRICTIVE COVENANTS

8.1. Acknowledgement. The Parties recognize that as a result of their relationship pursuant to this Agreement, each Party will acquire Confidential Information regarding the business of the other Party which is extremely valuable to that Party and which would be extremely detrimental if used outside the scope of this Agreement. Such Confidential Information may include information about a Party’s employees and other business relations, in which a Party invests substantial time and resources to develop and maintain. In recognition of the foregoing, and as material inducement to enter into this Agreement, each Party agrees to be bound by the covenants set forth below in this Article VIII.

8.2. Confidentiality. During the Co-Promotion Period and for a period of [*] thereafter, each Party agrees to maintain the confidentiality of the Confidential Information of the other Party at all times, and not divulge or otherwise communicate such Confidential Information to third Parties or use it for any purposes other than performance of its obligations under this Agreement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.3. Non-Competition. During the Co-Promotion Period, Altana shall not, and shall cause its Affiliates not to, directly or indirectly, (a) market, Promote, distribute, sell or accept orders for the sale of any Competing Product in the Territory, or (b) assist or cooperate in any way with any other Person in connection with the marketing, Promotion, distribution, selling or acceptance of orders for the sale of any Competing Product in the Territory.

8.4. Non-Disparagement; Certain Actions. During the Co-Promotion Period and for a period of [*] thereafter, (a) each Party shall not disparage the other Party, or any products being offered by the other Party, including, without limitation, the Product, to any Persons, including any customers or suppliers or potential customers or suppliers, and (b) each Party shall, generally, not engage in actions that are likely to have a material adverse effect on the other Party’s business or products, including, without limitation, the Product.

8.5. Non-Solicitation. During the Co-Promotion Period and for a period of [*] thereafter, each Party shall not, directly or indirectly, other than for co-promotion purposes as set forth in this Agreement, solicit, entice, induce or attempt to induce any owner of a site location, customer, supplier, licensee or other business relation of the other Party or any of its Affiliates to cease doing business with the other Party or such Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the other Party or any of its Affiliates.

8.6. Equitable Remedies. If, at the time of enforcement of any covenants set forth in this Article VIII, a court holds that the restrictions stated in such covenants are unreasonable under circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Each Party agrees that a breach by it or its Affiliates of the covenants set forth in this Article VIII would cause irreparable harm to the other Party, and accordingly, the Parties hereto agree that money damages would be an inadequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any such covenants, each Party, its Affiliates or any of its successors or assigns shall, in addition to other rights and remedies existing in its favor, be entitled to any and all equitable remedies, including, without limitation, specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the covenants set forth in this Article VIII from any court of competent jurisdiction. The agreements in this Section 8.6 shall be in addition, and not in lieu of any other remedies that each Party may pursue under this Agreement.

ARTICLE IX

INTELLECTUAL PROPERTY

9.1. The Product. Altana shall Promote the Product under the trademark “Xifaxan™,” or such other Product Trademark as Salix may direct in writing. Altana shall have the right to have its name included on Promotional Materials, and hereby grants to Salix, during the term of this Agreement, a [*] license to use Altana’s name for such purposes; provided, however, that Altana shall have the opportunity to review the use of its name in advance of distribution of such materials to any third party.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.2. No Right or License. Nothing in this Agreement shall give Altana a license to or any right, title or interest in or to the Product, the Product Trademarks, Product Copyrights, or other intellectual property of Salix, its Affiliates or licensors related to the Product or to any other property of Salix, its Affiliates or licensors.

9.3. Ownership of Intellectual Property Rights.

(a) Altana acknowledges and agrees that Salix or its Affiliates, as the case may be, are the owners of all rights, title and interest in and to the Product Trademarks and the Product Copyrights, including any form or embodiment thereof, and the goodwill now and hereafter associated therewith.

(b) Altana shall not, or knowingly cause another Person to, contest or dispute or otherwise impair or endanger the validity of, or the rights of Salix, or any of its Affiliates, as the case may be, in and to, the Product Trademarks, the Product Copyrights, any part thereof, or the registrations thereof.

(c) Altana (upon written request of Salix) shall assist Salix in safeguarding its full rights, title and interest in and to the Product Trademarks and Product Copyrights.

(d) Salix shall own all right, title and interest in and to any and all inventions, discoveries, know-how and other intellectual property, including any improvements thereto, that are conceived, reduced to practice or otherwise made by Altana or any of its employees or agents (whether solely or jointly with others) as a result of or in connection with the performance of its obligations under this Agreement and any patent, trade secret or other intellectual property rights with respect thereto (collectively, the “Improvements”). Altana shall promptly (i) disclose to Salix in writing the conception, reduction to practice or making of any Improvements, as the same are conceived of, reduced to practice or made, and (ii), without additional consideration, assign and transfer, and cause each of its employees and agents to assign and transfer, to Salix or its designee any and all right, title and interest they each may have in and to such Improvements throughout the world.

(e) Altana shall not undertake any action to register or renew any of the Product Trademarks (or any Trademark similar thereto) or Product Copyrights. Altana shall not use or adopt any Trademark that is confusingly similar to or a colorable imitation of, or that dilutes, any Product Trademark. If a registration or renewal of any of the Product Trademarks or Product Copyrights is secured by Altana, whether or not in its name, such registration or renewal, as the case may be, shall be effected solely for the benefit of Salix. Upon termination of this Agreement or upon earlier request of Salix, any such registrations or renewals (or any pending application therefor) shall either be assigned to Salix, or surrendered by Altana for cancellation, as Salix shall direct in writing. Altana shall voluntarily file with appropriate agencies any statement required in connection with such assignment, surrender or cancellation.

9.4 Infringement of Intellectual Property

(a) Altana shall promptly advise Salix of all cases of actual, potential or suspected infringement of the Product Trademarks, Product Copyrights or other intellectual property of Salix or its Affiliates or licensors that come to Altana’s attention.

(b) In the event of any infringement of any Product Trademark, Product Copyright or other intellectual property of Salix or its Affiliates or licensors by any Person, then as between Altana and Salix, Salix, shall have the sole right (but not the obligation) to commence, maintain or terminate, whether by settlement or otherwise, any action to enforce its rights in such Product Trademark, Product Copyright or other intellectual property of Salix or its Affiliates or licensors and pursue injunctive, compensatory and other remedies and relief against such Person. Salix shall have the right to retain all damages and other proceeds resulting from any such actions. If Salix elects to commence any such action, Altana shall, at [*] expense, use all reasonable efforts to assist and cooperate with Salix as requested by Salix in such actions.

(c) In the event that during the Co-Promotion Period, any Person institutes against Salix or Altana any action that alleges that the use of any Product Trademark, Product Copyright or other intellectual property of Salix or its Affiliates or licensors in connection with the production, marketing, sale, or Promotion of the Product in the Territory in accordance with the terms hereof infringes the intellectual property rights held by such Person, then as between Altana and Salix, Salix shall have the sole right to contest, and assume direction and control of the defense of, such action (including the right to settle such action on terms determined by Salix in its sole discretion). If Salix elects to defend such action, Altana shall, at [*] expense, use all reasonable efforts to assist and cooperate with Salix as requested by Salix in such action. If, as a result of any such action, a judgment is entered by a court of competent jurisdiction from which no appeal can be taken or from which no appeal is taken within the time permitted for appeal, or a settlement is entered into by Salix or its licensors, such that any Product Trademark, Product Copyright or other intellectual property of Salix or its Affiliates or licensors cannot be used in connection with the production, marketing, sale, or Promotion of the Product in the Territory without infringing the intellectual property rights of such Person, then Salix and Altana immediately shall cease using such Product Trademark, Product Copyright or other intellectual property of Salix or its Affiliates or licensors in connection with the production, marketing, sale, and Promotion of the Product in the Territory.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation;

(b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

(c) the execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not violate, conflict with, or constitute a default under its charter or similar organization document, its by-laws, or any applicable law, or the terms or provisions of any agreement or other instrument to which it is a Party or by which it is bound, or any order, award, judgment or decree to which it is a Party or by which it is bound; and

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) assuming valid and binding execution by the other Party, this Agreement is its legal, valid and binding obligation, enforceable against such Party in accordance with its terms.

10.2 Debarment and Exclusion.

(a) Each Party hereby represents and warrants that it has not been debarred and is not subject to debarment and that it shall not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the Act or who is the subject of a conviction described in such section. Each Party shall notify the other Party in writing immediately if it or any of its sales or other Representatives or member of its senior management is debarred or is the subject of a conviction described in Section 306 of the Act, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of that Party’s knowledge, is threatened, relating to the debarment or conviction of that Party or any of its sales or other Representatives or member of that Party’s senior management.

(b) Each Party represents that it has not been nor is it about to be excluded from participation in the federal Medicare or Medicaid program, Maternal and Child Health Services Block Grant, Block Grants for States for Social Services, or State Children’s Health Insurance (collectively, “Federal Health Care Programs”). Either Party agrees to notify the other Party within two (2) business days of receipt of notice of intent to exclude or actual notice of exclusion from any federal Health Care Program. If a Party receives such notice of exclusion or is excluded from any Federal Health Care Program and fails to notify the other Party as described herein, then the Party so failing agrees to indemnify and hold harmless the other Party for any sanctions, penalties, or fines incurred under the Federal Civil Monetary Penalty Law (Section 1128A of the Social Security Act), the Health Insurance Portability and Accountability Act of 1996, or the Balanced Budget Act of 1997, as a result of this Agreement.

10.3 Infringement. Salix hereby represents and warrants to Altana that (a) the manufacture, use and sale of the Product by Salix, and (b) the exercise by Altana of its rights granted to Altana by Salix under this Agreement, when such rights are exercised in conformity with the terms and conditions of this Agreement, do not, and during the term of this Agreement, will not infringe or otherwise violate any patent, trademark, copyright, trade secret or other intellectual property right of a third party.

10.4 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY AGREES THAT THE FOREGOING REPRESENTATIONS AND WARRANTIES CONSTITUTE SUCH PARTY’S SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT. EACH PARTY, WITH RESPECT TO ITS OWN PRODUCTS, MAKES NO, AND DISCLAIMS ANY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY AND ANY WARRANTY AGAINST INTERFERENCE WITH QUIET ENJOYMENT OR AGAINST INFRINGEMENT. NO ORAL, OR WRITTEN INFORMATION OR ADVICE GIVEN BY SUCH PARTY SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE AFOREMENTIONED REPRESENTATIONS AND WARRANTIES.

EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ALL EXPRESS WARRANTIES, IF ANY, MADE BY SUCH PARTY. THE FOREGOING EXCLUSIONS AND DISCLAIMERS ARE AN ESSENTIAL PART OF THIS AGREEMENT.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification Rights.

(a) Altana shall indemnify, defend and hold harmless Salix and its officers, directors, partners, shareholders, employees and agents from and against any and all Damages arising out of or relating to (i) any breach of any covenant or undertaking of Altana, including, without limitation, any failure to obtain or maintain requisite approvals or licenses, and/or any failure to comply with Applicable Laws, including, without limitation, those prohibiting the “off-label” Promotion of the Product by Altana or its Representatives, (ii) the inaccuracy or breach of any representation or warranty made by Altana, (iii) the gross negligence or willful misconduct of Altana or its Representatives, or (iv) any claim or action of a third Party arising out of the performance of this Agreement by Altana or its Representatives.

(b) Salix shall indemnify, defend and hold harmless Altana and its Affiliates, officers, directors, partners, shareholders, employees and agents from and against any Damages arising out of or relating to (i) any breach of any covenant or undertaking of Salix, including, without limitation, any failure to obtain or maintain requisite approvals or licenses or any failure to comply with Applicable Laws, including, without limitation, those prohibiting the “off-label” Promotion of the Product by Salix or its Representatives, (ii) the inaccuracy or breach of any representation or warranty made by Salix, (iii) the gross negligence or willful misconduct of Salix or its Representatives, or (iv) any claim or action of a third Party arising out of the performance of this Agreement by Salix or its Representatives.

11.2. Notice and Control of Litigation. If any claim or liability is asserted in writing against a Party entitled to indemnification under Section 11.1 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person providing the indemnity (“Indemnifying Party”) in writing of the same within ten (10) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend the claim and control the defense, settlement and prosecution of any litigation, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle the claim if such settlement does not include a complete and unconditional release of the Indemnified Party. The Indemnified Party shall have the right to participate, but not control, any such defense or settlement at its expense. If the Indemnifying Party, within fifteen (15) days after notice of such claim, fails to undertake to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. All Parties agree to cooperate as reasonably necessary in the defense of such matters. Should the

Indemnified Party fail to notify the Indemnifying Party in the time required above, the Indemnified Party shall not be entitled to indemnification for such claim to the extent that the Indemnified Party’s failure to notify in the time required above materially adversely affects the Indemnifying Party’s ability to defend such matter.

ARTICLE XII

GENERAL

12.1 Compliance with Laws. Each of the Parties covenants to the other that it shall comply with all Applicable Laws in connection with the performance of its obligations under this Agreement. Unless prohibited by Applicable Laws, each of the Parties will promptly share with the other Party any correspondence received by the first Party from a Governmental Entity that is relevant to this Agreement.

12.2 Insurance. Each Party shall maintain such commercial insurance policies relating to its representations, warranties, covenants and obligations under this Agreement as are consistent with industry standards and maintained by similarly situated Persons.

12.3 Independent Contracting Parties. None of the provisions of this Agreement are intended to create nor shall be deemed or construed to create any partnership between Salix and Altana other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither Party is authorized to represent the other for any purpose whatsoever without the prior consent of the other. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between the Parties hereto, and nothing herein shall authorize either Party to act as agent for the other, except to the extent herein provided. Each Party shall be liable for its own debts, obligations, acts and omissions, including the payment of all required withholding, social security and other taxes and benefits with respect to its employees.

12.4 Publicity. No announcement or press release shall be issued by Salix or Altana concerning this Agreement or the transactions contemplated herein without the prior written consent of the other Party approving the form and content of such disclosure, such consent not to be unreasonably withheld. Notwithstanding the foregoing, a Party may make any public disclosure to the extent that it believes, in its reasonable business judgment, that such disclosure is required by Applicable Laws or any listing or trading agreement or rules concerning its publicly traded securities, in which case, if permitted pursuant to Applicable Laws and any applicable listing or trading agreement or rules, the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure. The Parties further agree that a press release in substantially the form attached hereto as Appendix C may be issued by Salix to announce the execution of this Agreement.

12.5 Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon a Party hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made (a) when delivered by hand, (b) in the case of facsimile, upon electronic confirmation of receipt, or (c) in the case of a nationally recognized overnight courier service, one (1) Business Day after delivery to such courier service, addressed, in the case of each Party hereto, at its address specified below, or to such other address as may be designated by any Party in a written notice to the other Parties hereto. Either Party may change its address or facsimile number for purposes of receiving notices hereunder by giving notice in writing to the other Party pursuant to this Section 12.5.

If to Salix:

Salix Pharmaceuticals, Inc.

8540 Colonnade Center Drive, Suite 501

Raleigh, NC 27615

Attn: Chief Executive Officer

Facsimile: 919-862-1095

With a copy to:

Salix Pharmaceuticals, Inc.

8540 Colonnade Center Drive, Suite 501

Raleigh, NC 27615

Attn: General Counsel

Facsimile: 919-862-1095

If to Altana:

Altana Pharma US, Inc.

210 Park Avenue

Florham Park, NJ 07932

Attn: President

Facsimile: 973-236-9675

With a copy to:

Altana Pharma US, Inc.

210 Park Avenue

Florham Park, NJ 07932

Attn: General Counsel

Facsimile: 973-377-1846

12.6 Books and Records. Salix and Altana shall maintain appropriate books of account and records relating to the performance of this Agreement and each of their other obligations hereunder, which books of account and records shall be accessible, for inspection by the other Party, as applicable, at any time during normal business hours.

12.7 Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and be governed by the laws of the State of Delaware (without giving effect to the principles thereof relating to conflicts of law). Any legal action or proceeding pursuant to this Agreement may be brought in the state courts of the State of Delaware or the federal courts located in, or having jurisdiction with respect to the State of Delaware, and, by execution and delivery of this Agreement, each of the Parties hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

12.8 Amendments; Waivers. This Agreement may not be amended, supplemented or modified except pursuant to the written agreement of both Parties. Unless set forth in writing by the Party, no failure, delay or course of dealing on the part of such Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement by a Party preclude the exercise of any other right, power or privilege of such Party. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion. No notice to, or demand on, a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.

12.9 Attorneys’ Fees. Should Salix or Altana retain counsel for the purpose of enforcing or preventing breach of any provision of this Agreement, including, without limitation, to instituting any action or proceeding to enforce any provision of this Agreement, for damages by reason of any alleged breach of any provision of this Agreement, for a declaration of such Party’s rights or obligations under this Agreement or for any other judicial remedy, then, if the matter is settled by judicial determination or arbitration, [*].

12.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by Applicable Law. Without limiting the generality of the foregoing sentence, to the extent that any provision of this Agreement is prohibited or ineffective under the Applicable Laws, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Applicable Laws.

12.11 Third Party Beneficiaries. The provisions of this Agreement are not intended legally to benefit or be enforceable by any Person who is not a Party to this Agreement (such as any contract holder, service provider, creditor, person who otherwise has any claim against any Party to this Agreement), and no such Party shall obtain any right under any such provisions or shall by reason of such provisions make any claim against a Party to this Agreement.

12.12 Successors and Assigns. Neither Party may assign its rights or obligations pursuant to this Agreement to any other Person, including by operation of law, without the prior written consent of the other Party; provided, however, that, notwithstanding the foregoing, either Party may assign this Agreement (i) to a parent, subsidiary or Affiliate, (ii) as part of a merger, consolidation or other structural transaction, or (iii) as part of a sale of substantially all of its assets; provided, further that, in the event of any such permitted assignment, the assigning Party shall give Notice to the other Party to the extent permitted by Applicable Laws and shall remain liable, jointly and severally with the assignee for the performance by such assignee under this Agreement. Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.13 Further Assurances; Cooperation. Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, giving any notices to, or making any filings with, any Governmental Entity or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

12.14 Survival. Except as otherwise agreed to by the Parties in writing, the following provisions shall survive any termination of this Agreement: 3.1(d), 5.3, 5.4, 6.3, Article 8, Article 10 and Article 11.

12.15 Cumulative Remedies. The rights and remedies of the Parties under this Agreement are cumulative and not exclusive and accordingly, are in addition to, and not in lieu of any other rights and remedies of the Parties at law or in equity.

12.16 Facsimile; Counterparts. This Agreement may be executed by any of the Parties via facsimile. Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any Party hereto, the other Party shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting Party. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.17 Force Majeure. No party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, if such failure results from any act of God, riot, war, civil unrest, flood, earthquake, or other cause beyond such party’s reasonable control (including any mechanical, electronic, or communications failure, but excluding failure caused by a party’s financial condition or negligence) (a “Force Majeure”).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SALIX PHARMACEUTICALS, INC.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President & CEO

ALTANA PHARMA US, INC.

By:	/s/ George W. Cole
Name:	George W. Cole
Title:	President

Appendix A

Salix List of Trademarks and Logos

Appendix B

Sample Policies and Procedures

[*] Sample Accountability & Procedure Handbook

Memo dated [*] from [*] to [*] sales representatives regarding Prescription Drug Sample Transfers

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Appendix C

Press Release

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES XIFAXAN™ CO-PROMOTION

ALTANA Pharma US to Focus on Primary Care Physicians

RALEIGH, NC, February x, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company has entered into a co-promotion agreement with ALTANA Pharma US, Inc. to promote XIFAXAN™ (rifaximin) tablets 200mg.

Under the terms of the agreement, ALTANA Pharma US will utilize one of its sales forces with approximately 250 representatives to promote XIFAXAN to the primary care physician market, which includes family practice, general practice and certain internal medicine physicians. This ALTANA sales force currently promotes Protonix® (pantoprazole) for the treatment of erosive gastroesophageal reflux disease (GERD) as part of a co-promotion agreement with Wyeth. Protonix is the most successful product of the ALTANA Pharma group with worldwide market sales of more than $3 billion in 2004. XIFAXAN is a nonsystemic, gastrointestinal-selective, oral antibiotic for the treatment of travelers’ diarrhea caused by noninvasive strains of E. coli in patients 12 years of age and older.

Commenting on the agreement, Carolyn Logan, President and Chief Executive Officer, Salix, stated, “We are very pleased with the opportunity this co-promotion provides for us to capture a greater share of the market for XIFAXAN. ALTANA Pharma is currently detailing one gastrointestinal product on the US market to primary care physicians, and XIFAXAN represents an excellent addition to their product offering to this target audience. This co-promotion will allow Salix to continue to focus its sales efforts on its primary target audience – gastroenterologists – while at the same time allowing ALTANA Pharma the opportunity to expand the XIFAXAN market by generating exposure to its target audience - primary care physicians.”

Alan Birtchet, Vice President, Sales, ALTANA Pharma US, stated, “ALTANA Pharma is excited with the opportunity to co-promote XIFAXAN. We are focused on growing our business by means of diversifying our product portfolio in selected therapeutic areas. This agreement should serve as an excellent opportunity for our primary care sales force to expand our current gastroenterology business.”

Financial terms of the agreement were not disclosed.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

ALTANA Pharma US, Inc. is a US subsidiary of ALTANA Pharma AG, the pharmaceutical division of ALTANA AG, which is headquartered in Konstanz, Germany. ALTANA Pharma concentrates on innovative pharmaceutical products in therapeutics, imaging and OTC medication. Therapeutics, the most important business area, is based on prescription drugs for gastrointestinal, respiratory and cardiovascular indications.

For full prescribing information on Xifaxan, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

PROTONIX® is a registered trademark of Wyeth.

###

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Appendix D

[*]

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Note:	This Appendix D consists of names and addresses of thousands of physicians. Given the size of the Appendix, the fact that the information in not necessary to understand the nature and basic terms of the Co-Promotion Agreement and the fact that confidential treatment is requested for all of Appendix D, the contents of Appendix D are not being provided.

Appendix E

Salix Regulatory Reporting Contacts

The Medical Call Center:

MedCom Solutions, LLC

1900 Powell Street, Suite 880

Emeryville, CA 94608

Phone: 510-595-8289

Fax:     510-595-8183

Drug Safety contractor:

Drug Safety Alliance, Inc.

3001 Academy Road, Suite 300

Durham, NC 27707

Phone: 919-401-8003

Fax:     919-401-5644

Email: cstokes@drugsafetyalliance.com

Attention: Cathy Stokes

Associate Director, Quality, Salix

Teresa Roberts

Associate Director, Quality

Salix Pharmaceuticals, Inc.

8540 Colonnade Center Drive, Suite 501

Raleigh, NC 27615

Phone: 919-862-1067

Fax:     919-862-1095

Email: teresa.roberts@salix.com

Appendix F

Sample Co-Promotion Fee Calculation

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.